Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Prospectus for Private Placement of our report dated February 28, 2018, relating to the financial statements and financial highlights of Baillie Gifford International Choice Fund for the year ended December 31, 2017, and to the references to our firm under the headings “Financial Highlights” in the Prospectus for Private Placement and “Disclosure of Fund Investments”, “Other Key Service Providers”, and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company

Cohen & Company
Cleveland, Ohio
April 25, 2018